Exhibit 99.1

Sono-Tek Announces Sale of New High Tech Ultrasonic Spray Coating Machinery in Advanced Food Manufacturing Process

(June 24, 2015 - Milton, NY) Sono-Tek Corporation (OTCQX: SOTK) is pleased to announce the recent sale of micronic thin film spray coating process equipment to a major global food manufacturer with numerous plants overseas. The sale is valued at $360,000.

The manufacturer has the potential of purchasing an additional system every 12 to 18 months as part of a planned multi-year roll out of the new technology for all of its manufacturing sites.

The highly specialized application developed in this project is a first of its kind and uses state of the art technology whose details are covered by a non-disclosure agreement with the customer. The new application incorporates ultrasonic technology, which allows for higher transfer efficiencies with precision uniform coatings. The application is capable of applying minute quantities of liquids uniformly over food products, which are configured on a large area moving web. The advantage of this system is its ability to apply accurate and repeatable coating quality, unmatched by any generic pressure assisted spraying systems.

According to Dr. Joseph Riemer, Vice President of Food Business Development, “This new opportunity, together with our continued expansion into the food safety area where we have been collaborating with manufacturers of high speed industrial scale meat slicers, helps to continue our growth and progress in our food industry initiatives in fiscal year 2016.”

For further information, contact Dr. Joseph Riemer, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This press release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations: general economic and business conditions; political, regulatory, competitive and technological developments affecting our operations or the demand for our products; continued growth opportunities in the food market, including sales of additional thin film spray coating process equipment to a major global food manufacturer every 12 to 18 months; the continued effectiveness of our growth model; timely development and market acceptance of new products in existing and new markets; adequacy of financing; capacity additions, the ability to enforce patents and the ability to achieve increased sales volume and continued profitability. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

Source: Sono-Tek Corp.